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                                                                      Exhibit 18


            SECURITY CAPITAL REAL ESTATE MUTUAL FUNDS INCORPORATED
                  MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

     Security Capital Real Estate Mutual Funds Incorporated ("Fund") hereby adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act") on behalf of its operating series, Security Capital U.S. Real Estate Shares ("SC-US"), Security Capital European Real Estate Shares ("SC-EURO"), Security Capital Asia/Pacific Real Estate Shares ("SC-ASIA") and Security Capital Real Estate Arbitrage Shares ("SC-ARBITRAGE") (each, a "Series"). This Plan shall take effect upon the effectiveness of Post-Effective Amendment No. 9 to the Fund's Registration Statement on Form N-1A with respect to each Series.


A.   GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED:
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     1.   Class R Shares.  Class R shares of SC-US, SC-EURO and SC-ASIA are sold to the general public without an initial or a deferred sales charge.

     Class R shares of SC-US, SC-EURO and SC-ASIA are subject to a distribution fee and service fee equal, in the aggregate, to .25 of 1% on an annual basis of the average daily net assets of the Class R shares of a Series paid pursuant to a distribution and service plan adopted pursuant to Rule 12b-1 under the 1940 Act.

     Class R shares of a Series are available for purchase only by investors whose minimum initial investment is $2,500 in the Series. Subsequent investments must be at least $500.

     2. Class I Shares. Class I shares of each Series are sold to the general public without an initial or a deferred sales charge.

     Class I shares of each Series are subject to a distribution fee and service fee equal, in the aggregate, to .25 of 1% on an annual basis of the average daily net assets of the Class I shares of the Fund paid pursuant to a distribution and service plan adopted pursuant to Rule 12b-1 under the 1940 Act.

     Class I shares of a Series are available for purchase only by investors whose minimum initial investment in the Series is $250,000. Subsequent investments must be at least $20,000.

     Class I shares of SC-ARBITRAGE redeemed within twelve months of the date of purchase are subject to a redemption fee of 2.0%. A redemption fee is not applied to (a) a redemption of any Class I shares of SC-ARBITRAGE outstanding one year or more; (b) a redemption of Class I shares purchased through the reinvestment of dividends or capital gains distributions paid by SC-ARBITRAGE ("Reinvestment Shares"); (c) a redemption of Class I
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shares by SC-ARBITRAGE upon the exercise of its right to liquidate accounts falling below the minimum account size by reason of shareholder redemptions; or
(d) a redemption of shares due to the death of all registered shareholders of an account with more than one registered shareholder (i.e., joint tenant account). In determining whether a redemption fee is payable, it will be assumed that redemption is made first of Reinvestment Shares; second of Class I shares that have been held for more than one year; and third of Class I shares that have been held the longest that are subject to the redemption fee. The Fund reserves the right to waive or modify the redemption fee or the terms thereof at any time.

     The Fund reserves the right to waive or modify minimum initial and subsequent investment requirements in connection with purchases of Class I shares of a Series, including for accounts established on behalf of the following types of retirement plans: (i) plans qualified under Section 401(k) of the Code; (ii) plans described in Section 403(b) of the Code; (iii) deferred compensation plans described in Section 457 of the Code; (iv) simplified employee pension (SEP) plans; and (v) salary reduction simplified employee pension (SARSEP) plans.

B.   EXPENSE ALLOCATIONS OF EACH CLASS:
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     Certain expenses may be attributable to a particular Class of shares.
Income, realized gains and losses, unrealized appreciation and depreciation and certain expenses not allocated to a particular Class shall be allocated to each Class based on the net assets of that Class in relation to the net assets of the Fund.

     Each Class may pay a different amount of the following expenses:

     (1)  administration and transfer agency fees;

     (2) fees of directors who are not affiliated with the Fund's investment adviser;

     (3)  legal and auditing expenses;

     (4) printing and postage fees that are related to preparing and distributing the Fund's prospectus, proxy statements and shareholder reports;

     (5)  costs of maintaining the Fund's existence;

     (6)  interest charges and taxes;

     (7)  costs of stationery and supplies;

     (8) expenses and fees related to registration and filing with federal and sate regulatory authorities; and

     (9)  costs of personnel rendering clerical accounting and other services.
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C.   CONVERSION FEATURE:
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     Class I shares of SC-US, SC-EURO and SC-ASIA may be converted to Class R shares of that Series, at the election of a shareholder, in the event applicable minimum account balance requirements are not satisfied, as disclosed in the Series' then current prospectus for Class I shares. No other conversions are permissible.

     This conversion feature may be modified or terminated by the Fund.

D.   EXCHANGE FEATURE:
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     Shares of each Class of a Series may be exchanged for shares of the corresponding Class of any other Series of the Fund.

     All exchanges hereunder shall be effected on the basis of the relative net asset values of the Classes without the imposition of any sales load, fee or other charge.

     This exchange feature may be modified or terminated by the Fund.

E .  CLASS DESIGNATION:
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     Subject to approval by the Board of Directors, the Fund may alter the nomenclature for the designations of one or more of its classes of shares.

F.   ADDITIONAL INFORMATION:
     -----------------------

     This Multiple Class Plan is qualified by and subject to the terms of the then current prospectus for each Class; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Class contained in this Plan. The prospectus for each Class contains additional information about the Classes and each Series' multiple class structure.

G.   DATE OF EFFECTIVENESS:
     ----------------------

     This Multiple Class Plan shall become effective upon the effectiveness of Post-Effective Amendment No. 9 to the Fund's Registration Statement on Form N-1A with respect to each Series, provided that it shall not become effective unless such action has first been approved by the vote of a majority of the Board and by vote of a majority of those Directors of the Fund who are not interested persons of the Fund.


                              By Action of the Board of Directors
                              August __, 1998